SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act 1934

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Pacific Funds Series Trust
(Name of Registrant as Specified In Its Charter)

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PACIFIC FUNDS SERIES TRUST

PF CURRENCY STRATEGIES FUND

INFORMATION STATEMENT DATED JULY 26, 2019

This document (“Information Statement”) provides information concerning a new sub-advisory agreement for the PF Currency Strategies Fund and is being sent on or about July 26, 2019 to the shareholders of record as of July 23, 2019.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.                                      Introduction and Background

The Pacific Funds Series Trust (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved an additional sub-adviser and a new sub-advisory agreement with respect to the PF Currency Strategies Fund (the “Fund”), effective on or about May 1, 2019. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the hiring of a new sub-adviser generally requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA”), PLFA and the Trust may hire, terminate, and replace, as applicable, sub-advisers and enter into new sub-advisory agreements (except, as a general matter, sub-advisers affiliated with PLFA) without shareholder approval. The information contained herein about the hiring of the additional sub-adviser is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on March 27, 2019, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons”, as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective on or about May 1, 2019, a new sub-advisory agreement with Neuberger Berman Investment Advisers LLC (“Neuberger Berman”), with respect to the Fund (the “Neuberger Berman Sub-Advisory Agreement”) and appointed Neuberger Berman as a new co-sub-adviser for a portion of the Fund joining the existing sub-adviser, UBS Asset Management (Americas) Inc., which manages the remaining portion. In connection with the addition of a new co-sub-adviser, changes were also made to the Fund’s principal investment strategies with respect to the Neuberger Berman portion of the Fund.

Neuberger Berman’s appointment as co-sub-adviser and the Board’s approval of the Neuberger Berman Sub-Advisory Agreement were made in accordance with the requirements of the exemptive order and do not require shareholder approval.

II.                             Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of Neuberger Berman as co-sub-adviser for a portion of the Fund, the Board reviewed with PLFA its rationale for recommending a new co-sub-adviser for the Fund. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA’s recommendation that Neuberger Berman be appointed as the new co-sub-adviser for the Fund and in evaluating the proposed Neuberger Berman Sub-Advisory Agreement. Additionally, the Board considered the process employed by PLFA in reaching a recommendation for a new co-sub-adviser, including due diligence conducted by PLFA on the investment resources and personnel of a potential co-sub-adviser and an assessment of the investment strategies used by a potential co-sub-adviser. In addition, the Board reviewed information provided by PLFA regarding the specific criteria and information evaluated by PLFA during the selection process of Neuberger Berman and PLFA’s analysis in reaching its conclusion to recommend Neuberger Berman as co-sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers, and has recommended and taken measures to attempt to remedy relative underperformance by a Fund when PLFA and the Board believed appropriate. Prior to making a decision, the Trustees also considered the report of PLFA’s Conflicts Review Committee.

In evaluating the proposed Neuberger Berman Sub-Advisory Agreement between PLFA and Neuberger Berman with respect to the Fund, the Board, including all the Independent Trustees, considered the following factors, among others:

A. Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining Neuberger Berman as a co-sub-adviser to the Fund, particularly in light of the nature, extent, and quality of the services expected to be provided by Neuberger Berman. In this regard, the Trustees considered various materials relating to Neuberger Berman, including copies of the proposed Neuberger Berman Sub-Advisory Agreement; copies of Neuberger Berman’s Form ADV; financial information; a written presentation from Neuberger Berman; a comprehensive report including an assessment from PLFA; responses from Neuberger Berman to information requested by counsel to the Independent Trustees; and other information deemed relevant to the Trustees’ evaluation. The Trustees also considered verbal presentations at an in-person meeting held on March 27, 2019 from the investment management team of PLFA and from management and investment personnel from Neuberger Berman.

The Trustees considered that under the Neuberger Berman Sub-Advisory Agreement, Neuberger Berman would be responsible for providing investment advisory services to a portion of the Fund’s assets, including providing investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by that portion of the Fund. The Trustees considered the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of Neuberger Berman, including the background and experience of Neuberger Berman’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that the Trust’s Chief Compliance Officer (“CCO”) had reviewed the written compliance policies and procedures and code of ethics of Neuberger Berman. The Trustees also considered the CCO’s assessment of Neuberger Berman’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics prior to the effectiveness of the Neuberger Berman Sub-Advisory Agreement. The Trustees also took note of the due diligence PLFA conducted with respect to Neuberger Berman, and were aided by the assessment and recommendation of PLFA and the in-person presentation and materials provided by Neuberger Berman.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Fund by Neuberger Berman under the Neuberger Berman Sub-Advisory Agreement.

B. Performance

The Trustees considered PLFA’s recommendation of Neuberger Berman to serve as sub-adviser with regard to a portion of the Fund’s day-to-day investment activities. The Trustees considered factors concerning performance in connection with their consideration of this matter and in connection with approval of the related Neuberger Berman Sub-Advisory Agreement, including the factors described below.

The Trustees considered that the Fund’s historical performance had been obtained under different sub-advisers, although PLFA has managed the Fund since its inception. The Trustees considered information about the historical performance of a composite of accounts managed by Neuberger Berman which have substantially similar investment strategies (the “Neuberger Berman Comparable Performance”). The Trustees considered that this information included a comparison of the Neuberger Berman Comparable Performance against the Fund’s benchmark and peer group for the trailing one-, three- and five-year periods as of December 31, 2018, as well as performance for each of the past ten calendar years. The Trustees also considered the risk and risk-adjusted returns of the Neuberger Berman

Comparable Performance against the Fund’s peer group for the trailing one-, three- and five-year periods as of December 31, 2018. The Trustees also considered the need for Neuberger Berman to adhere to the Fund’s general investment mandate in order to function appropriately in the Portfolio Optimization Portfolios.

The Board determined that Neuberger Berman’s performance record was acceptable.

C. Sub-Advisory Fees

The Trustees considered comparative fee information regarding the fees charged under other advisory contracts of Neuberger Berman with regard to other funds with substantially similar investment strategies as the Fund. The Trustees also considered that the proposed sub-advisory fee schedule under the Neuberger Berman Sub-Advisory Agreement contains breakpoints and is the same as the sub-advisory fee schedule for the existing Sub-Adviser, who will serve as co-sub-adviser with Neuberger Berman. The Trustees also considered the portion of the advisory fee retained by PLFA and that the advisory fee schedule would remain unchanged. In comparing the proposed sub-advisory fees to be paid by the Fund to fees charged by Neuberger Berman for the other similarly-managed funds, the Trustees noted that there were differences in the nature of the Fund and those other funds, the services provided to each and the competitive and regulatory landscapes surrounding each that could reasonably be expected to account for differences in fee schedules.

The Trustees noted that the sub-advisory fee rates were the result of arms’-length negotiations between PLFA and Neuberger Berman, and that the Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the Fund. The Trustees also considered that there are certain costs associated with adding a sub-adviser, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this sub-adviser addition. Additionally, the Trustees considered the services rendered by PLFA to the Fund under the Investment Advisory Agreement.

The Board concluded that the compensation payable under the Neuberger Berman Sub-Advisory Agreement is fair and reasonable, and that the amount of the advisory fee retained by PLFA after paying the sub-advisory fee to Neuberger Berman is fair and reasonable.

D. Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding Neuberger Berman’s firm-wide costs and profitability. The Trustees noted that any assessment of Neuberger Berman’s projected profitability from the Fund would be speculative, would involve assumptions regarding expense allocations and other factors, and would not provide useful information.

The Trustees also considered the organizational strengths of Neuberger Berman and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that will provide services to the Fund. The Board concluded that the Fund’s fee structure reflected in the Neuberger Berman Sub-Advisory Agreement is fair and reasonable.

E. Ancillary Benefits

The Trustees received information from PLFA and Neuberger Berman concerning other benefits that may be received by Neuberger Berman and its affiliates as a result of their relationship with the Fund, including commissions that may be paid to broker-dealers affiliated with Neuberger Berman and the anticipated use of soft-dollars by Neuberger Berman. In this regard, the Trustees noted that Neuberger Berman represented that it does not anticipate utilizing an affiliated broker-dealer and does not anticipate using soft-dollar credits generated by Fund commissions. The Trustees considered potential benefits to be derived by Neuberger Berman from its relationship with the Fund and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F. Conclusion

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the Neuberger Berman Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the Neuberger Berman Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.                          The New Sub-Advisory Agreement

The Neuberger Berman Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the existing sub-adviser. Neuberger Berman, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goal, strategies, policies and restrictions. Neuberger Berman bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the Neuberger Berman Sub-Advisory Agreement. The Fund is responsible for all expenses not specifically assumed by Neuberger Berman under the Neuberger Berman Sub-Advisory Agreement or by PLFA under the Investment Advisory Agreement.

Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law or the provisions of the Neuberger Berman Sub-Advisory Agreement, Neuberger Berman, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Neuberger Berman Sub-Advisory Agreement, except by reason of Neuberger Berman’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of Neuberger Berman’s obligations and duties under the Neuberger Berman Sub-Advisory Agreement. Under the Neuberger Berman Sub-Advisory Agreement, Neuberger Berman is liable for any damages, expenses, or losses in connection with any act or omission arising out of any services rendered by third parties that it hires in connection with fulfilling its obligations under this Agreement, but only to the same extent Neuberger Berman would be liable under this Agreement if it had itself performed the services for which it hired the third parties.

In addition, Neuberger Berman has agreed to indemnify and hold harmless PLFA, its affiliates and control persons against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA or such affiliates or control persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of Neuberger Berman’s responsibilities to the Trust as sub-adviser that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of, Neuberger Berman’s obligations and/or duties under the Neuberger Berman Sub-Advisory Agreement by Neuberger Berman or by any of its directors, officers or employees, or any affiliate or agent or delegate of Neuberger Berman or violation of applicable law; (ii) are directly based upon Neuberger Berman’s (or its agent’s or delegate’s) material breach of any provision of the Neuberger Berman Sub-Advisory Agreement, including material breach of any representation or warranty; or (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by Neuberger Berman or any affiliated person or agent or delegate of Neuberger Berman. In addition, Neuberger Berman agrees to indemnify and hold harmless PLFA, its affiliates and control persons against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA or such affiliates or control persons may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the actions or omissions of any third parties that Neuberger Berman hires in connection with fulfilling its obligations under the Neuberger Berman Sub-Advisory Agreement, but only to the same extent Neuberger Berman would be required to indemnify under this Agreement if it had itself performed the services for which it hired the third parties.

The Neuberger Berman Sub-Advisory Agreement will continue in effect for a period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The Neuberger Berman Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the sub-adviser addition. Additionally, the sub-advisory fee rate payable by PLFA to Neuberger Berman is the same rate payable to the current co-sub-adviser. The fee rate under the Neuberger Berman Sub-Advisory Agreement is shown below:

Current Fee Schedule1

0.30% on the first $3 billion

0.28% on net assets over $3 billion

1 When determining breakpoint rates under the Neuberger Berman Sub-Advisory Agreement, the average daily net assets of the Fund will be aggregated with the average daily net assets of the Currency Strategies Portfolio, a series of Pacific Select Fund. The Fund’s assets will only be combined while Neuberger Berman is managing both the Fund and the Currency Strategies Portfolio. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the Fund only.

For the Fund’s fiscal year ended March 31, 2019, the Fund did not pay any brokerage commissions to an affiliated broker of Neuberger Berman.

IV.                           Information Regarding Neuberger Berman

Neuberger Berman is owned 99.999% by Neuberger Berman Investment Advisers Holdings LLC and 0.001% by Neuberger Berman AA LLC. Neuberger Berman Investment Advisers Holdings LLC is owned 99.999% by Neuberger Berman Group LLC and 0.001% by Neuberger Berman AA LLC. 100% of the common equity of Neuberger Berman Group LLC is owned by NBSH Acquisition, LLC. NBSH Acquisition, LLC is owned by current and former Neuberger Berman employees, directors, consultants and, in certain instances, their permitted transferees. As of March 31, 2019, total assets under the management of Neuberger Berman, including its affiliates, were approximately $323 billion.

The address for Neuberger Berman, Neuberger Berman Investment Advisers Holdings LLC, Neuberger Berman Group LLC, and NBSH Acquisition, LLC is 1290 Avenue of the Americas, New York, NY 10104. The address for Neuberger Berman AA LLC is 325 St. Paul Street, Dallas, TX 75201.

Neuberger Berman acts as sub-adviser and as co-sub-adviser, respectively, to the following registered investment companies, which have a similar investment objective as the Fund.

	Net Assets		Waived/Reduced/
Fund Name	(as of March 31, 2019)	Compensation Rate	Agreed to Reduce (Yes/No)
Subadvised Account #1	$97.5 million	0.30% on all assets	No

Subadvised Account #2	$57.0 million[1]	0.47%	No

[1] Neuberger Berman serves as sub-adviser for a portion of this fund’s assets; compensation rate represents aggregate effective fee rate paid to the account’s sub-advisers collectively as of December 31, 2018.

As of May 1, 2019, Neuberger Berman’s principal executive officers and directors, and their principal occupations, are:

Name[1]	Title(s) and Principal Occupation with Neuberger Berman
Bradley Curtis Tank	Director, President – Fixed Income, Chief Investment Officer – Fixed Income, and Managing Director
Joseph Vincent Amato	Director, President – Equities, Chief Investment Officer – Equities, and Managing Director
Lawrence Jay Kohn	Director, Chief Operating Officer – Equities, and Managing Director
James J. Dempsey	Chief Financial Officer, Treasurer, and Senior Vice President
Brad Elliot Cetron	Chief Compliance Officer – Head of Compliance, and Managing Director
Robert Eason	Director, Chief Operating Officer – Fixed Income, and Managing Director
Stephen Gregory Wright	Director and Managing Director

[1]The address of Mr. Tank with respect to his position with Neuberger Berman is 190 S. LaSalle Street, Chicago, IL 60603. The address of all other individuals listed with respect to their positions with Neuberger Berman is 1290 Avenue of the Americas, New York, NY, 10104.

No Officer or Trustee of the Trust is an officer, director or shareholder of Neuberger Berman (including its affiliates).

Additional Information

Additional information about Neuberger Berman is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The Trust’s annual report for the fiscal year ended March 31, 2019 and the Trust’s semi-annual report for the fiscal half-year ended September 30, 2018 were both previously sent to shareholders and are available upon request without charge by contacting the Trust by:

Regular mail:	Pacific Funds Series Trust, P.O. Box 9768, Providence, RI 02940-9768
Express mail:	Pacific Funds Series Trust, 4400 Computer Drive Westborough, MA 01581
Telephone:	(800) 722-2333 (select Option 2)

Website:       www.PacificLife.com/pacificfunds.html

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA and its administrator is Pacific Life. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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